Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

                      Votes for          Votes withheld
Liaquat Ahamed        5,415,154,963      14,207,845
Ravi Akhoury          5,415,184,974      14,177,833
Barbara M. Baumann    5,415,851,291      13,511,517
Jameson A. Baxter     5,415,767,570      13,595,238
Charles B. Curtis     5,415,854,394      13,508,413
Robert J. Darretta    5,416,022,043      13,340,765
Katinka Domotorffy    5,415,419,173      13,943,635
John A. Hill          5,415,885,634      13,477,174
Paul L. Joskow        5,416,010,424      13,352,383
Kenneth R. Leibler    5,415,817,292      13,545,516
Robert E. Patterson   5,415,985,292      13,377,516
George Putnam, III    5,415,959,400      13,403,408
Robert L. Reynolds    5,416,108,530      13,254,278
W. Thomas Stephens    5,415,918,406      13,444,402

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for    Votes against  Abstentions      Broker non-votes
975,360      28,317         18,349           354,171

A proposal to adopt an Amended and Restated Declaration of Trust was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for        Votes against    Abstentions   Broker non-votes
5,234,359,081    33,570,449       18,267,087    143,166,192

All tabulations are rounded to the nearest whole number.